Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Memry Corporation FY03 Revenue $34.0 Mil vs.

$32.9 Mil. Net Income $8.8 Mil or $0.34 vs. $3.8 Mil

or $0.15. Results Reflect Recognition of Deferred

Tax Asset During FY2003.

Bethel, CT, September 9, 2003—Memry Corporation (AMEX: MRY) reported today that revenue in the fiscal year ended June 30, 2003 rose 3% to $34,007,000 compared with $32,895,000 reported in the previous fiscal year. Net income was $8,828,000 or $0.34 per diluted share compared with net income of $3,783,000 or $0.15 earnings per diluted share in the previous year. Income before income taxes was $2,072,000 compared with $3,935,000 in fiscal year 2002. The results included the one-time increase in earnings resulting from the previously announced recognition of a deferred tax asset that contributed $6,806,000 to net income.

For the fourth fiscal quarter ended June 30, 2003, revenue was $7,256,000 compared with $9,179,000 in the fourth fiscal quarter of 2002. Net income was $37,000 or $0.00 per diluted share compared with net income of $1,042,000 or $0.04 earnings per diluted share in the comparable period last year.

James Binch, chairman and CEO of Memry said, “Our revenue growth reflected increased shipments of wire-based stent components and tube-based medical stent components and other medical device components including products used in minimally invasive surgery and guidewire applications. We also saw improvement in sales of arch wire, high pressure sealing plugs and locking devices. This growth was partially offset by a decline in shipments of superelastic tube used in coronary and other peripheral stenting applications. A decrease in orders by a major customer and increased competition from new providers of AAA devices who don’t buy components from Memry and who compete with our existing AAA customers resulted in overall sales levels below our original estimates.”

Binch continued, “These issues are carrying over into our new fiscal year. We also face pricing pressure for superelastic tube. This means fiscal year 2004 will have its share of challenges for us. But we are actively addressing these issues. For instance, in the fourth quarter we signed a favorable new multi-year agreement with our largest customer. Having been buffeted by unexpected drops in orders, particularly after having geared up for high levels of production, this new agreement calls for level loading based on a formula that makes

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Memry Corporation

us less vulnerable to unexpected shifts in customer demand. Earlier in the fiscal year we signed an agreement with our second largest customer that affords us similar protection. We expect this will improve the predictability of production and revenue generation, allowing us to better plan our costs and improve our ability to forecast our results. The stepped up emphasis on diversification of our customer base is already resulting in important new customers and new products. Examples include a new peripheral stent platform with a new customer that is a leading medical device company and a purchase order for a new urological device that has been in our pipeline for a year and a half. These and possibly other new products will make important contributions to our financial performance in 2004. In fact, the fastest growing part of our business in fiscal year 2004 will come from new products and customers mainly in the medical area, aided in part by the doubling of our field sales strength during the past three months.We expect to more than double revenue from these sources, which would represent over 25% of our total revenue in 2004.”

Memry’s Senior Vice President for Finance and Administration and CFO Robert P. Belcher said, “For the year, manufacturing costs rose 25% to $22.1 million. Gross margins in fiscal year 2003 decreased to 33.5% from 44.2% in fiscal year 2002. The cost increase and margin deterioration was the result of poor manufacturing yields in both our wire and tube based AAA stent component businesses and a significant reduction in the percentage of high margin superelastic tube in the product mix. Our weak forecast for AAA stent component demand and the resulting negative impact on manufacturing plant absorption is likely to dampen our gross margins for the next six to nine months. We are proactively addressing the yield issues. We have established product specific teams from engineering, quality assurance and manufacturing to focus on process improvement and modification. Their success is being measured by their impact on reducing scrap, rework and internal process lead times. While the progress made by the introduction of these teams was not enough to prevent an overall decrease in gross margins in fiscal year 2003, the problems suffered earlier in the year acted as a catalyst for this improvement effort and were already paying off in higher yields by year end. We hope to see steady progress going forward.”

Binch said, “Looking forward, we expect revenue in fiscal year 2004 will be nearly equal to this past year’s revenue but profitability will be lower. We are working on a number of initiatives that could potentially have a positive impact on the year’s results, but these numbers are not in our current budget or part of our formal expectations. Our development pipeline remains promising for profitable commercial uses of our shape memory alloy technologies. “

A copy of the financial statements follows.

Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments. The company’s commercial and industrial businesses produce semi-finished materials and components.

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Memry Corporation

The company will host a conference call to discuss the results on Wednesday, September 10th at 11:00 a.m. Eastern. To participate in the call, dial (800) 348-6338 any time after 10:55 a.m. on September 10th. International callers should dial (706) 634-1215.

An investment profile on Memry may be found at www.hawkassociates.com/memry/profile.htm

For more information contact Memry Senior Vice President for Finance and Administration and CFO Robert P. Belcher at (203) 739-1100. E-mail: Robert_Belcher@memry.com or Frank Hawkins or Julie Marshall, Hawk Associates, Inc. at (305) 852-2383. Email: info@hawkassociates.com. Detailed information about Memry Corporation can be found on the website www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the website: www.hawkassociates.com

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control which may cause actual results, performance or achievements of the company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

Memry Corporation & Subsidiaries

Consolidated Balance Sheets

	June 30 2003	June 30 2002
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$7,509,000	$2,951,000
Accounts receivable, less allowance for doubtful accounts of $148,000 in 2003 and $207,000 in 2002	3,809,000	5,883,000
Inventories	3,353,000	4,296,000
Prepaid expenses and other current assets	74,000	25,000
Income tax refund receivable	109,000	—

Total current assets	14,854,000	13,155,000

Property, Plant and Equipment, net	6,040,000	6,338,000

Other Assets
Patents and patent rights, less accumulated amortization of $998,000 in 2003 and $864,000 in 2002	1,067,000	1,200,000
Goodwill	1,038,000	1,038,000
Deferred financing costs	6,000	19,000
Note receivable—related party	110,000	110,000
Deferred tax asset	6,806,000	—
Deposits and other	206,000	328,000

	9,233,000	2,695,000

	$30,127,000	$22,188,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$2,587,000	$3,546,000
Notes payable	912,000	716,000
Current maturities of capital lease obligations	—	5,000
Income taxes payable	—	9,000

Total current liabilities	3,499,000	4,276,000

Notes Payable, less current maturities	980,000	1,292,000

Stockholders’ Equity
Common stock, $.01 par value, 40,000,000 shares authorized; 25,537,522 shares issued and outstanding in 2003 and 25,252,546 shares issued and outstanding in 2002	255,000	253,000
Additional paid-in capital	48,906,000	48,708,000
Accumulated deficit	(23,513,000)	(32,341,000)

	25,648,000	16,620,000

	$30,127,000	$22,188,000

Memry Corporation & Subsidiaries

Consolidated Statements of Operations

	Year Ended June 30,		Three Month Period Ended June 30,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)	(Unaudited)
Revenues
Product sales	$33,105,000	$32,055,000	$6,948,000	$9,111,000
Research and development	902,000	840,000	308,000	68,000

	34,007,000	32,895,000	7,256,000	9,179,000
Cost of revenues
Manufacturing	22,125,000	17,706,000	4,884,000	5,270,000
Research and development	483,000	636,000	112,000	140,000

	22,608,000	18,342,000	4,996,000	5,410,000
Gross profit	11,399,000	14,553,000	2,260,000	3,769,000
Operating Expenses:
General, selling and administrative	8,929,000	10,151,000	2,135,000	2,738,000
Depreciation and amortization	333,000	337,000	91,000	95,000

	9,262,000	10,488,000	2,226,000	2,833,000
Operating Income	2,137,000	4,065,000	34,000	936,000

Other Income (Expense)
Interest expense	(126,000)	(160,000)	(28,000)	(36,000)
Interest income	61,000	30,000	17,000	10,000

	(65,000)	(130,000)	(11,000)	(26,000)
Income before income taxes	2,072,000	3,935,000	23,000	910,000
Benefit (provision) for income taxes	6,756,000	(152,000)	14,000	132,000

Net income	$8,828,000	$3,783,000	$37,000	$1,042,000

Basic earnings per share	$0.35	$0.16	$0.00	$0.04

Diluted earnings per share	$0.34	$0.15	$0.00	$0.04